EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS ANNUAL EARNINGS OF $18.4 MILLION
RECORD LOAN ORIGINATIONS IN 2015, DIVIDEND INCREASE

NOVATO, CA, January 25, 2016 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin "Bank", announced earnings of $4.9 million in the fourth quarter of 2015, an increase from $4.8 million in the third quarter of 2015 and $4.7 million in the fourth quarter of 2014. Diluted earnings per share totaled $0.81 in the fourth quarter of 2015, compared to $0.79 in the prior quarter and $0.78 in the same quarter a year ago. Annual earnings for 2015 totaled $18.4 million, compared to $19.8 million a year ago. Diluted earnings per share totaled $3.04 for the year ended December 31, 2015, compared to $3.29 per share for the same period in 2014.

“Our performance in 2015 was excellent,” said Russell A. Colombo, President and Chief Executive Officer. “Substantial loan and core deposit growth points to a promising 2016, and credit quality improved even further. Our credit culture remains a hallmark of our organization and is critical to the continued, long-term success of the Bank.”

Bancorp also provided the following highlights on its operating and financial performance for the fourth quarter and year ended December 31, 2015:

•
Gross loans totaled $1,451.2 million at December 31, 2015, an increase of $88 million from both September 30, 2015 and December 31, 2014. 2015 was highlighted by record new loan volume of approximately $114 million for the fourth quarter and approximately $252 million for the year, compared to approximately $192 million in 2014. These numbers reflect the success of our long-term strategy and work by the lending team all year long to expand existing markets and build new ones. Payoffs for the year ended at $169 million or 12% of gross loans, a reasonable level despite the sales of some large businesses and properties early in the year.

•
Total deposits grew 11.4% year-over-year to $1,728.2 million from $1,551.6 million. The Bank added several significant new commercial deposit relationships in 2015 while maintaining its low cost of funding. Non-interest bearing deposits make up 44.6% of total deposits and the cost of deposits dropped to 0.09%.

•
Credit quality remains strong with non-accrual loans trending downward, representing 0.15% of total loans at December 31, 2015, down from 0.19% at September 30, 2015 and 0.69% a year ago. The Texas ratio was 1.18% at December 31, 2015, down from 1.41% at the end of the prior quarter and 4.79% a year ago. Classified loans totaled $22.3 million, down from $24.0 million at the end of the prior quarter and $36.2 million a year ago. These improvements, in combination with loan growth for the quarter resulted in a provision for loan losses of $500 thousand and a slight decline in the loan loss reserve as a percentage of total loans to 1.03%.

•
The total risk-based capital ratio for Bancorp was 13.4% at December 31, 2015 compared to 14.0% at September 30, 2015. The common equity tier one ratio, a regulatory ratio under Basel III (Basel Committee on Bank Supervision guidelines for determining regulatory capital), was 12.2% at December 31, 2015, compared to 12.7% at September 30, 2015. All capital ratios are well above regulatory requirements for a well-capitalized institution under the new requirements that took effect January 1, 2015. Tangible common equity to tangible assets totaled 10.1% at December 31, 2015, compared to 10.8% at September 30, 2015 and 10.7% at December 31, 2014.

•
To reflect the strength of the Bank and its future prospects, the Board of Directors declared a quarterly cash dividend of $0.25 per share on January 22, 2016. The dividend increased $0.01 from the prior quarter and $0.03, or 14% from one year ago. The cash dividend is payable to shareholders of record at the close of business on February 5, 2016 and will be payable on February 12, 2016.

Loans and Credit Quality

Loans totaled $1,451.2 million at December 31, 2015, compared to $1,363.2 million at September 30, 2015 and $1,363.4 million at December 31, 2014. Loan volume was distributed across our entire geographic footprint in 2015. Investor commercial real estate and commercial and industrial (and related owner-occupied commercial real estate) accounted for the majority of new loan volume in the fourth quarter and year ended December 31, 2015.

Non-accrual loans totaled $2.2 million, or 0.15%, of Bancorp's loan portfolio at December 31, 2015, a decrease from $2.6 million, or 0.19%, at September 30, 2015 and $9.4 million, or 0.69%, a year ago. The decrease in non-accrual loans from a year ago primarily relates to a previously non-performing loan that was returned to accrual status, the payoff of a commercial real estate loan, and a land development loan that was sold. Accruing loans past due 30 to 89 days totaled $2.1 million at December 31, 2015, compared to $3.4 million at September 30, 2015 and $1.0 million a year ago.

A provision for loan losses of $500 thousand was recorded in the fourth quarter of 2015, primarily due to the significant loan growth in the quarter, compared to no provision for loan losses in both the prior quarter and the same quarter a year ago. The provision for loan losses totaled $500 thousand and $750 thousand in 2015 and 2014, respectively. Net recoveries for the fourth quarter totaled $42 thousand compared to $102 thousand in the prior quarter and $50 thousand in the same quarter a year ago. Net charge-offs totaled $600 thousand for the year ended December 31, 2015, primarily related to the sale of a long-time land development loan, compared to net recoveries of $124 thousand for the year ended December 31, 2014. The ratio of loan loss reserve to loans was 1.03% at December 31, 2015, compared to 1.06% at September 30, 2015 and 1.11% at December 31, 2014. The decrease compared to the prior year is primarily related to the improvement in credit quality.

Investments

The investment portfolio totaled $487.4 million at December 31, 2015, and grew $67.1 million over September 30, 2015 and $170.1 million from December 31, 2014, as excess cash and new deposits were deployed into agency securities and municipal bonds which are available to fund future loan growth.

Deposits

Deposits totaled $1,728.2 million at December 31, 2015, and grew $92.7 million over September 30, 2015 and $176.6 million over December 31, 2014. Non-interest bearing deposits totaled $770.1 million at December 31, 2015, an increase of $17.8 million from September 30, 2015, and an increase of $99.2 million from December 31, 2014. Non-interest bearing deposits represented 44.6% of total deposits as of December 31, 2015, compared to 46.0% at the prior quarter end and 43.2% at December 31, 2014.

Earnings

"The exceptional quality of the Bank's loan and deposit portfolios is borne out in strong core operating earnings throughout the year. Despite persistent margin pressure, our fourth quarter return on assets was 0.98% and return on equity was 9.12%," said Tani Girton, Chief Financial Officer. "Our expense discipline allowed the efficiency ratio to trend down to 57.6%, while strong capital and liquidity position us for further growth."

Net interest income totaled $17.2 million in the fourth quarter of 2015 compared to $16.9 million in the prior quarter and $17.1 million in the same quarter a year ago. The increase from the prior quarter primarily relates to higher average balances on investment securities and loans, partially offset by lower yields on investment securities and loans, and lower accretion income on acquired loans. The tax-equivalent net interest margin was 3.70%, 3.79% and 3.99% for those respective periods. The decrease in the fourth quarter of 2015 compared to the prior quarter and the same quarter a year ago relates to higher securities balances as a percentage of earning assets and the continued impact of the low interest rate environment on our loan and investment portfolio turnover. Additionally, accretion income related to acquired loans purchased at a discount continues to decline.

Net interest income totaled $67.2 million and $70.4 million in 2015 and 2014, respectively, with the decrease reflecting lower income on acquired loans and lower rates on loans and securities. The tax-equivalent net interest margin decreased to 3.83% in 2015 compared to 4.13% in 2014 for the same reasons.

Loans acquired through the acquisition of other banks are classified as Purchased Credit Impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $3.7 million at both December 31, 2015 and September 30, 2015, and totaled $5.2 million at December 31, 2014.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	December 31, 2015		September 30, 2015		December 31, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$128	3 bps	$128	3 bps	$120	3 bps
Accretion on non-PCI loans	$243	5 bps	$309	7 bps	$475	11 bps
Gains on pay-offs of PCI loans	$—	—	$1	0 bps	$—	0 bps

	Years ended
	December 31, 2015		December 31, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$495	3 bps	$614	4 bps
Accretion on non-PCI loans	$1,389	8 bps	$3,292	19 bps
Gains on pay-offs of PCI loans	$44	0 bps	$622	4 bps

Non-interest income in the fourth quarter of 2015 totaled $2.1 million, compared to $2.3 million in the prior quarter and $2.2 million in the same quarter a year ago. Non-interest income decreased compared to the prior quarter as the third quarter included a $72 thousand gain on the sale of four investment securities. The decrease also includes lower merchant interchange fees due to decreased transaction volume in the fourth quarter. The 2015 non-interest income totaled $9.2 million, compared to $9.0 million in 2014. The increase in 2015 primarily relates to higher dividend income from the Federal Home Loan Bank of San Francisco, partially offset by lower merchant interchange fees due to decreased transaction volume.

Non-interest expense totaled $11.1 million in the fourth quarter of 2015, compared to $11.6 million in both the prior quarter and the same quarter a year ago. The decrease in non-interest expense from the prior quarter and the same quarter a year ago primarily relates to the reversal of provision for losses on off-balance sheet commitments in the fourth quarter of 2015. The reversal mainly resulted from a refinement in methodology used in the calculation of the loss reserve on off-balance sheet commitments. Non-interest expense decreased from $47.3 million in 2014 to $46.9 million in 2015, primarily due to the reversal of provision for losses on off-balance sheet commitments and a decrease in data processing expense as the first quarter of 2014 included

$442 thousand in one-time acquisition-related expenses. Decreases were partially offset by higher salaries and benefits and higher occupancy expense relating to non-recurring accounting adjustments in 2015.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter earnings call on Monday, January 25, 2016 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com on the “Investor Relations” page. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.0 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2015

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
NET INCOME	$4,925	$4,773	$4,692
DILUTED EARNINGS PER COMMON SHARE	$0.81	$0.79	$0.78
RETURN ON AVERAGE ASSETS (ROA)	0.98%	1.00%	1.01%
RETURN ON AVERAGE EQUITY (ROE)	9.12%	9.00%	9.36%
EFFICIENCY RATIO	57.57%	60.67%	60.18%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.70%	3.79%	3.99%
NET CHARGE-OFFS/(RECOVERIES)	$(42)	$(102)	$(50)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	—%	(0.01)%	—%

YEAR-TO-DATE
NET INCOME	$18,441	$19,771
DILUTED EARNINGS PER COMMON SHARE	$3.04	$3.29
RETURN ON AVERAGE ASSETS (ROA)	0.98%	1.08%
RETURN ON AVERAGE EQUITY (ROE)	8.84%	10.31%
EFFICIENCY RATIO	61.47%	59.46%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.83%	4.13%
NET CHARGE-OFFS/(RECOVERIES)	$600	$(124)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.04%	(0.01)%

AT PERIOD END
TOTAL ASSETS	$2,031,134	$1,882,794	$1,787,130

LOANS:
COMMERCIAL AND INDUSTRIAL	$219,452	$189,967	$210,223
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$242,309	$239,335	$230,605
COMMERCIAL INVESTOR-OWNED	$715,879	$671,677	$673,499
CONSTRUCTION	$65,495	$54,921	$48,413
HOME EQUITY	$112,300	$113,731	$110,788
OTHER RESIDENTIAL	$73,154	$71,682	$73,035
INSTALLMENT AND OTHER CONSUMER LOANS	$22,639	$21,887	$16,788
TOTAL LOANS	$1,451,228	$1,363,200	$1,363,351

NON-ACCRUAL LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$21	$354	$—
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$—	$—	$1,403
COMMERCIAL INVESTOR-OWNED	$1,903	$2,020	$2,429
CONSTRUCTION	$1	$2	$5,134
HOME EQUITY	$171	$172	$280
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$83	$90	$104
TOTAL NON-ACCRUAL LOANS	$2,179	$2,638	$9,350

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$22,331	$24,023	$36,237
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$2,104	$3,361	$1,009
LOAN LOSS RESERVE TO LOANS	1.03%	1.06%	1.11%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	6.88	x	5.48	x	1.61	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.15%	0.19%	0.69%
TEXAS RATIO[3]	1.18%	1.41%	4.79%

TOTAL DEPOSITS	$1,728,226	$1,635,482	$1,551,619
LOAN-TO-DEPOSIT RATIO	84.0%	83.4%	87.9%
STOCKHOLDERS' EQUITY	$214,473	$211,954	$200,026
BOOK VALUE PER SHARE	$35.34	$34.97	$33.68
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.1%	10.8%	10.7%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.1%	13.6%	13.7%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	13.4%	14.0%	13.9%
FULL TIME EQUIVALENT EMPLOYEES	259	257	260

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $19.0 million, $18.8 million and $15.9 million at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.7 million, $3.7 million and $3.8 million that were accreting interest at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $3.7 million, $3.7 million and $5.2 million at December 31, 2015,
September 30,2015 and December 31, 2014 respectively.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).

[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.5 million, $9.7 million and $10.2 million at December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Tangible assets excludes goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2015, September 30, 2015 and December 31, 2014

(in thousands, except share data; unaudited)	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$26,343	$35,315	$41,367
Investment securities
Held-to-maturity, at amortized cost	69,637	86,471	116,437
Available-for-sale (at fair value; amortized cost $417,410, $331,024 and $199,045 at December 31, 2015, September 30, 2015 and December 31, 2014, respectively)	417,787	333,856	200,848
Total investment securities	487,424	420,327	317,285
Loans, net of allowance for loan losses of $14,999, $14,457 and $15,099 at December 31, 2015, September 30, 2015 and December 31, 2014, respectively	1,436,229	1,348,743	1,348,252
Bank premises and equipment, net	9,305	9,537	9,859
Goodwill	6,436	6,436	6,436
Core deposit intangible	3,113	3,268	3,732
Interest receivable and other assets	62,284	59,168	60,199
Total assets	$2,031,134	$1,882,794	$1,787,130

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$770,087	$752,336	$670,890
Interest bearing
Transaction accounts	114,277	95,522	93,758
Savings accounts	141,316	136,021	133,714
Money market accounts	541,089	495,642	503,543
Time accounts	161,457	155,961	149,714
Total deposits	1,728,226	1,635,482	1,551,619
Federal Home Loan Bank ("FHLB") borrowings	67,000	15,000	15,000
Subordinated debentures	5,395	5,343	5,185
Interest payable and other liabilities	16,040	15,015	15,300
Total liabilities	1,816,661	1,670,840	1,587,104

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,068,543, 6,060,744 and 5,939,482 at December 31, 2015, September 30, 2015 and December 31, 2014, respectively	84,727	84,272	82,436
Retained earnings	129,553	126,082	116,502
Accumulated other comprehensive income, net	193	1,600	1,088
Total stockholders' equity	214,473	211,954	200,026
Total liabilities and stockholders' equity	$2,031,134	$1,882,794	$1,787,130

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$15,590	$15,498	$15,946	$61,754	$64,823
Interest on investment securities
Securities of U.S. government agencies	1,461	1,223	951	4,709	4,502
Obligations of state and political subdivisions	577	527	536	2,155	2,273
Corporate debt securities and other	139	162	253	685	1,031
Interest on Federal funds sold and due from banks	28	35	36	135	161
Total interest income	17,795	17,445	17,722	69,438	72,790
Interest expense
Interest on interest-bearing transaction accounts	27	28	25	115	99
Interest on savings accounts	14	12	12	51	46
Interest on money market accounts	120	125	135	495	550
Interest on time accounts	204	212	222	853	917
Interest on FHLB and overnight borrowings	81	80	80	317	315
Interest on subordinated debentures	106	105	106	420	422
Total interest expense	552	562	580	2,251	2,349
Net interest income	17,243	16,883	17,142	67,187	70,441
Provision for loan losses	500	—	—	500	750
Net interest income after provision for loan losses	16,743	16,883	17,142	66,687	69,691
Non-interest income
Service charges on deposit accounts	461	489	531	1,979	2,167
Wealth Management and Trust Services	582	568	565	2,391	2,309
Debit card interchange fees	358	372	343	1,445	1,378
Merchant interchange fees	115	171	174	545	803
Earnings on bank-owned life Insurance	204	204	209	814	841
Dividends on FHLB stock	186	209	154	1,003	563
(Loss) gain on investment securities, net	(1)	72	(13)	79	80
Other income	193	213	193	937	900
Total non-interest income	2,098	2,298	2,156	9,193	9,041
Non-interest expense
Salaries and related benefits	6,002	6,300	5,735	25,764	25,005
Occupancy and equipment	1,317	1,346	1,426	5,498	5,470
Depreciation and amortization	456	441	383	1,968	1,585
Federal Deposit Insurance Corporation insurance	258	250	252	997	1,032
Data processing	905	835	809	3,318	3,665
Professional services	549	493	653	2,121	2,230
Directors' expense	206	182	163	826	628
Information technology	182	186	157	736	675
(Reversal of) provision for losses on off-balance sheet commitments	(277)	324	336	(263)	334
Other expense	1,537	1,281	1,699	5,984	6,639
Total non-interest expense	11,135	11,638	11,613	46,949	47,263
Income before provision for income taxes	7,706	7,543	7,685	28,931	31,469
Provision for income taxes	2,781	2,770	2,993	10,490	11,698
Net income	$4,925	$4,773	$4,692	$18,441	$19,771
Net income per common share:
Basic	$0.82	$0.80	$0.79	$3.09	$3.35
Diluted	$0.81	$0.79	$0.78	$3.04	$3.29
Weighted average shares used to compute net income per common share:
Basic	6,033	5,963	5,913	5,966	5,893
Diluted	6,083	6,067	6,037	6,065	6,006
Dividends declared per common share	$0.24	$0.22	$0.22	$0.90	$0.80
Comprehensive income
Net income	$4,925	$4,773	$4,692	$18,441	$19,771
Other comprehensive income
Change in net unrealized (loss) gain on available-for-sale securities	(2,456)	1,523	884	(1,420)	2,939
Reclassification adjustment for loss (gain) on available-for-sale securities included in net income	1	—	13	(6)	24
Net change in unrealized (loss) gain on available-for-sale securities, before tax	(2,455)	1,523	897	(1,426)	2,963
Deferred tax(benefit) expense	(1,048)	654	375	(531)	1,203
Other comprehensive (loss) income, net of tax	(1,407)	869	522	(895)	1,760
Comprehensive income	$3,518	$5,642	$5,214	$17,546	$21,531

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2015			September 30, 2015			December 31, 2014
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$41,604	$28	0.26%	$51,378	$35	0.27%	$54,845	$36	0.26%
Investment securities [2,3]	460,811	2,391	2.08%	389,260	2,094	2.15%	322,027	1,887	2.34%
Loans [1,3,4]	1,377,932	15,890	4.51%	1,352,023	15,800	4.57%	1,348,013	16,251	4.72%
Total interest-earning assets [1]	1,880,347	18,309	3.81%	1,792,661	17,929	3.91%	1,724,885	18,174	4.12%
Cash and non-interest-bearing due from banks	45,063			43,054			47,930
Bank premises and equipment, net	9,465			9,680			9,503
Interest receivable and other assets, net	58,342			57,589			56,718
Total assets	$1,993,217			$1,902,984			$1,839,036
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$101,299	$27	0.11%	$93,933	$28	0.12%	$90,659	$25	0.11%
Savings accounts	139,281	13	0.04%	135,202	13	0.04%	131,728	12	0.04%
Money market accounts	538,330	120	0.09%	506,952	125	0.10%	502,637	135	0.11%
Time accounts including CDARS	155,899	205	0.52%	157,252	212	0.53%	150,298	222	0.59%
Overnight borrowings [1]	2,535	2	0.31%	188	—	—%	15	—	—%
FHLB fixed-rate advances	15,000	79	2.07%	15,000	79	2.07%	15,000	80	2.07%
Subordinate debentures [1]	5,367	106	7.73%	5,316	105	7.73%	5,152	106	8.05%
Total interest-bearing liabilities	957,711	552	0.23%	913,843	562	0.24%	895,489	580	0.26%
Demand accounts	805,118			765,284			729,183
Interest payable and other liabilities	16,014			13,467			15,551
Stockholders' equity	214,374			210,390			198,813
Total liabilities & stockholders' equity	$1,993,217			$1,902,984			$1,839,036
Tax-equivalent net interest income/margin [1]		$17,757	3.70%		$17,367	3.79%		$17,594	3.99%
Reported net interest income/margin [1]		$17,243	3.59%		$16,883	3.69%		$17,142	3.89%
Tax-equivalent net interest rate spread			3.58%			3.67%			3.86%

	Year ended			Year ended
	December 31, 2015			December 31, 2014
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$52,004	$135	0.26%	$63,150	$161	0.25%
Investment securities [2,3]	370,730	8,255	2.23%	341,787	8,385	2.45%
Loans [1,3,4]	1,354,564	62,953	4.58%	1,317,794	65,856	4.93%
Total interest-earning assets [1]	1,777,298	71,343	3.96%	1,722,731	74,402	4.26%
Cash and non-interest-bearing due from banks	44,543			44,452
Bank premises and equipment, net	9,705			9,290
Interest receivable and other assets, net	58,201			56,592
Total assets	$1,889,747			$1,833,065
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$95,662	$115	0.12%	$101,133	$99	0.10%
Savings accounts	134,997	50	0.04%	125,169	46	0.04%
Money market accounts	505,280	495	0.10%	507,055	550	0.11%
Time accounts including CDARS	156,316	853	0.55%	155,229	917	0.59%
Overnight borrowings [1]	784	3	0.38%	4	—	—%
FHLB fixed-rate advances	15,000	315	2.07%	15,000	315	2.07%
Subordinated debentures	5,288	420	7.94%	5,070	422	8.36%
Total interest-bearing liabilities	913,327	2,251	0.25%	908,660	2,349	0.26%
Demand accounts	753,038			717,738
Interest payable and other liabilities	14,856			14,934
Stockholders' equity	208,526			191,733
Total liabilities & stockholders' equity	$1,889,747			$1,833,065
Tax-equivalent net interest income/margin [1]		$69,092	3.83%		$72,053	4.13%
Reported net interest income/margin [1]		$67,187	3.73%		$70,441	4.03%
Tax-equivalent net interest rate spread			3.71%			4.00%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.